Exhibit 10.21

Agreement to Commercial Note

This Agreement dated December 15, 2014 between Health Plan Intermediaries Holdings, LLC(“Borrower”) and SunTrust Bank, its present and future affiliates and their successors and assigns, (collectively, “SunTrust”) constitutes the “Agreement” referenced under “Additional Terms and Conditions” in the Commercial Note dated December 15, 2014 in the Loan Amount equal to $15,000,000.00.  The terms and conditions of this Agreement and the terms and conditions of the Note constitute the entire agreement between Borrower and SunTrust.  All defined terms used herein that are not defined herein shall have the meanings ascribed to such terms in the above referenced Commercial Note.

Borrower and SunTrust hereby agree to the following terms and conditions:

I.	AFFIRMATIVE COVENANTS
A.	Financial Information. Borrower shall deliver the following financial information to SunTrust as indicated below:
(i)	10-K Report. Within three (3) business days after filing with the United States Securities and Exchange Commission (“SEC”), a copy of the 10-K Report for Health Insurance Innovations, Inc. (“HII”).
(ii)	10-Q Report. Within three (3) business days after filing with the SEC, a copy of the 10-Q Report for HII.
B.

Compliance Certificate. Concurrently with the delivery of the 10-Q Report of HII, commencing with the quarter ending December 31, 2014, Borrower shall deliver to SunTrust a certificate of a duly authorized officer of Borrower in a form satisfactory to SunTrust (i) certifying as to whether there exists an event of default or any circumstances which, with notice or the passage of time or both, would constitute an event of default and if there exists an event of default or any such circumstance, specifying the details thereof and the action which Borrower has taken or proposes to take with respect thereto and (ii) setting forth in reasonable detail calculations demonstrating compliance with the financial covenants included in this Agreement.

C.

Notification. Borrower shall promptly notify SunTrust of any of the following of which it has knowledge: (i) the occurrence of any event of default (or any circumstances which, with notice or the passage of time or both, would constitute an event of default) under the Note, (ii) the commencement of any action, suit, or proceeding or any other matter that could reasonably be expected to have a material adverse effect on the financial condition, operations, assets or prospects of Borrower, (iii) any event or development that could reasonably be expected to have a material adverse effect on the assets, operations or financial condition of Borrower, and (iv) any change in the senior management of Borrower.

D.	Deposit Accounts. Borrower shall maintain its primary investment accounts with SunTrust through the full term of the Note.
E.

Loan Documentation and Additional Requirements.  All required documentation as set forth in a commitment letter dated July 16, 2014 issued by SunTrust, including but not limited to the following documents dated as of even date herewith (a) Commercial Note from Borrower payable to SunTrust in the principal amount of $15,000,000.00; (b) Security Agreement from Borrower in favor of SunTrust; (c) Guaranty of Note from (i) Health Insurance Innovations, Inc.; (ii) Insurance Center for Excellence, LLC; (iii) Secured Software Solutions LLC; (iv) Sunrise Health Plans LLC; (v) Sunrise Group Marketing LLC; (vi) HealthPocket, Inc.; and (vii) American Service Insurance Agency, LLC (collectively, “Guarantors” and individually, a “Guarantor”), and (d) a legal opinion from a third party lawyer with respect to the organization and authority of the Borrower and the Guarantors and the enforceability of the loan documents, all in favor of Bank, shall be delivered to SunTrust in form, substance and context satisfactory to SunTrust. All requests for advances shall be in writing, signed by an authorized representative of Borrower, and delivered to Bank at least 24 hours before the Bank is required to fund the request.

F.

Additional Guarantors. Borrower shall cause any and all future subsidiary entities of Borrower created after the date hereof to execute and deliver to SunTrust a Guaranty of Note, together with resolutions acceptable to Bank authorizing the execution and delivery of the same, copies of the organizational documents and good standing certificates with respect to each new guarantor and a supplemental legal opinion with respect to the organization and authority of each new guarantor and the enforceability of its guaranty.  Such additional guarantors shall also execute and deliver to SunTrust a security agreement in favor of SunTrust granting to SunTrust a lien of first priority in the business assets of such additional guarantors corresponding to the collateral given by Borrower to SunTrust for the Note given by Borrower to SunTrust.  SunTrust shall file, at Borrower's expense, a Uniform Commercial Code Financing Statement to perfect the security interest of SunTrust.

II.	NEGATIVE COVENANTS
A.

Liens.  Borrower shall not, and shall not permit any subsidiary (if any) to, create, incur, assume or permit any lien, security interest or other type of encumbrance (a “Lien”) on any of its assets, except Liens granted to SunTrust, statutory Liens that do not secure indebtedness and other Liens that have been consented to by SunTrust  in writing.

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B.

Additional Indebtedness.  Borrower shall not, without the prior written consent of SunTrust, and shall not permit any Subsidiary of Borrower (if any) to, create, incur, assume or permit any indebtedness for money borrowed, reimbursement obligations under letters of credit, capital lease obligations or hedging obligations (collectively, “Indebtedness”) or any guarantees or endorsements of any Indebtedness, other than trade payables in the ordinary course of business, Indebtedness to SunTrust and other Indebtedness in an aggregate amount not to exceed $1,000,000.00 annually.

C.

Distribution. Upon the occurrence and during the continuation of an Event of Default or any event or condition that with the passage of time or the giving of notice or both could become an Event of Default, Borrower will not declare or make, or agree to pay or make, directly or indirectly, any distribution.  Notwithstanding the foregoing provided that written evidence satisfactory to SunTrust, in the sole and absolute discretion of SunTrust, is given to SunTrust evidencing the tax liability, SunTrust will allow for a distribution in an amount to cover the tax liabilities of the members of Borrower related to such members' ownership interests in Borrower.

D.	Senior Management/Control. Michael Kosloske shall not be removed as Chief Executive Officer of Borrower.
III.	FINANCIAL COVENANTS

All financial covenants shall be calculated for HII, Borrower and its subsidiaries (if any) on a consolidated basis using the 10-K and 10-Q Reports filed by HII with the SEC.

So long as any portion of the Loan Amount under the Note remains unpaid and in the case of an open-end revolving borrowing arrangement, the Loan Amount remains available for advances, Borrower covenants and agrees as follows (unless otherwise indicated, all accounting terms used in the following financial covenants shall be construed in conformity with generally accepted accounting principles in the U.S. as in effect from time to time):

A.	Minimum Working Capital

Borrower shall maintain minimum working capital equal to 1.50 to 1.00 times the outstanding balance on the Note whenever there are amounts drawn on the Note.  For purposes of measuring this covenant, working capital shall be defined as Borrower's current assets less cash held on behalf of others for third party insurance carriers, producers and discount benefit providers less current liabilities less any corresponding payables due to third party insurance carriers, producers, and discount benefit providers.  The payables to insurance carriers, producers and discount benefit providers (“Third Party Creditors”) shall not exceed Borrower's corresponding cash held on behalf of Third Party Creditors.  This covenant shall be measured quarterly.

B.	Maximum Funded Debt to Tangible Net Worth

Borrower maximum funded debt to tangible net worth ratio shall not exceed 1.50 to 1.00 during the term of the Note.  This covenant shall be measured quarterly.  “Tangible Net Worth” is defined as Borrower's equity less intangible assets and all amounts due from related entities (including without limitation, affiliates, subsidiaries, members, and officers).  “Funded Debt” means (1) all obligations for money borrowed, (2) all obligations evidenced by a bond, indenture, note, letter of credit or similar instrument, (3) all obligations under capital leases, and (4) all other obligations upon which interest charges are customarily paid.

IV.	UNUSED FEE
A.

There shall be due and payable to SunTrust an unused fee in the amount of 30 basis points per year (i.e., 7.5 basis points per quarter), on a quarterly basis, on sums not advanced on the Note.  This fee shall be due and payable quarterly, in arrears, commencing with the quarter ending March 31, 2015.  Notwithstanding the foregoing, this unused fee shall be waived by SunTrust for each quarter in which the average outstanding balance on the Note is $4,000,000.00 or more.

V.	CONDITION PRECEDENT TO THE MAKING OF EACH ADVANCE
A.

The making of each advance under the Note is subject to accuracy of representations and warranties and the further condition that no Event of Default or event which with the passing of time or the giving of notice or both would constitute an Event of Default shall exist at such time.

VI.	ADDITIONAL EVENTS OF DEFAULT
A.	Any guarantor terminates or cancels or seeks to terminate or cancel its Guaranty.
B.	Failure of Borrower to satisfy any condition set forth in, or deliver any document required by, Section 1.E. above on or before December 11, 2014.

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VII.	CONFIDENTIALITY
A.

SunTrust agrees not to disclose or use any Confidential Information (as hereinafter defined) provided to SunTrust except in connection with the indebtedness owed by Borrower as evidenced, inter alia, by that certain: (i) Commercial Note from Borrower and payable to Bank in the principal amount of $15,000,000.00; and (ii) Agreement to Commercial Note between SunTrust and Borrower (collectively, the “Transaction”).  SunTrust agrees to take normal and commercially reasonable precautions to maintain the confidentiality and prevent the unauthorized use of the Confidential Information.  Confidential Information may be disclosed to (i) SunTrust's legal counsel and other third party advisors (collectively, “Advisors”), (ii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iii) to the extent requested by any regulatory agency or authority, (iv) to enforce any remedy hereunder or under any of the documents executed and delivered by any Obligor to SunTrust (collectively, the “Loan Documents”) or in connection with any suit, action or proceeding relating to the this Agreement, any other Loan Documents or the Transaction or the enforcement of its rights hereunder or thereunder, or (vi) with the written consent of the Borrower.  Any individual or entity obligated to abide by the confidentiality and non-use provisions of this section shall be considered to have complied with such obligations to do so if such individual or entity has exercised normal and commercially reasonable precautions, but in no event less than those precautions that it uses to protect its own confidential and proprietary information of similar importance.  In any event, SunTrust shall be responsible for any breach of this Section by it or any of its Advisors.

If SunTrust is compelled or desires to disclose any of the Confidential Information pursuant to clause (ii), above (“Disclosure Action”), SunTrust will provide Borrower with prompt written notice (to the extent legally permitted) of each such Disclosure Action so that Borrower may (at its expense) seek an appropriate protective order or other appropriate remedy and/or waive SunTrust’s compliance with the provisions of this section.  In addition, if requested by Borrower, SunTrust shall assist Borrower at Borrower's expense in obtaining a protective order and taking other legally available steps to resist or narrow any Disclosure Action falling within clause (ii) above.  In the event that a protective order or other remedy is not obtained promptly, SunTrust may furnish that portion (and only that portion) of the Confidential Information which, in the opinion of the SunTrust’s counsel, SunTrust is legally required to disclose and will otherwise exercise reasonable efforts to obtain reliable assurance that confidential treatment will be accorded any such Confidential Information so disclosed.

For purposes of this Section, “Confidential Information” means all non-public, confidential or proprietary information of any Borrower and its respective affiliates, which is identified in writing as such, in any form; and shall include any notes, analyses, compilations, reports, forecasts, studies, samples, data, statistics, summaries, interpretations and other materials prepared by or for SunTrust that contain, are based on, or otherwise reflect or are derived, in whole or in part, from any of the foregoing.  Notwithstanding the foregoing, “Confidential Information” shall not include any information that (x) is or becomes publicly available other than as a result of a breach of this Section, (y) was within SunTrust’s or its Advisors’ possession on a non-confidential basis from a source other than an Obligor that is not known by SunTrust or its Advisors to be subject to any obligation of confidentiality to any Obligor, or (z) was developed independently by SunTrust or its Advisors without any reference to or use of the Confidential Information.

IN WITNESS WHEREOF, Borrower and SunTrust have caused this Agreement to be executed as of the date first above written.

SunTrust Bank		Health Plan Intermediaries Holdings, LLC

By:	\s\ Jordan K. Young	By:	Health Insurance Innovations, Inc.,
	Jordan K. Young,		A Delaware corporation,
	Senior Vice President		Managing Member

By:	\s\ Dirk A. Montgomery
Dirk A. Montgomery,
Executive Vice President and Chief Financial Officer

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